Exhibit 99.1

News Release

For Immediate Release

date: June 30, 2006

contact: Robin Keegan
Manager, Media Relations
404 584 3946 (office)
404 783 1758 (cell)
rkeegan@aglresources.com

CONSERVATION COMPONENTS OF CHATTANOOGA GAS COMPANY’S RATE CASE FILING TO BENEFIT CUSTOMERS

ATLANTA - Chattanooga Gas Company today filed a general rate case with the Tennessee Regulatory Authority - one of the first in the nation that promotes natural gas conservation and seeks cost recovery for the company due to lower natural gas consumption.

The rate case petition would offer Chattanooga Gas customers a 21-point home energy check-up and a weatherization kit to help them make their homes more energy efficient. Customers could save up to $170 annually in energy costs.

Chattanooga Gas Company’s rate case petition, driven largely by higher costs to finance its operations, also includes incentives to customers to reduce their natural gas consumption by offering rebates for more energy efficient appliances. The average residential customer could save up to an additional $200 each year from the more efficient appliances available through the rebate program.

“We know customers are looking for ways to manage their energy costs,” said Steve Lindsey, vice president and general manager, Chattanooga Gas Company. “This conservation program provides them with several options that could keep their bills lower.”

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Conservation helps manage supply in the global marketplace where demand for natural gas is outstripping available reserves. With less consumption, conservation helps keep downward pressure on prices which benefits customers.

Chattanooga Gas customers are billed for the gas commodity and service to deliver it. The company does not include a mark-up on the cost of the gas which accounts for about 75 percent of the total bill.

Currently, rates for Chattanooga Gas Company recover costs based on an assumed level of how much gas is used by customers. If natural gas customers use less, these rates don’t allow the company to fully recover the cost to serve the customer. If the customer uses more gas than assumed, the company may recover more than the cost of providing service. As demonstrated in the Company’s filing, current rates are $5.8 million less than what it costs the company to provide that service.

Chattanooga Gas’ unique, multi-faceted rate proposal should align the interests of customers and the company. Under the rate case proposal, customers’ rates would be adjusted annually based on actual annual consumption of natural gas rather than an assumed level of natural gas consumption.

Officials with the Chattanooga Gas Company attribute the need for this rate increase to higher costs of financing its operations and lower consumption of natural gas. If approved, the new delivery charge would increase the average residential bill by about $6.36 per month. However, this could be more than offset by the energy saving measures included in the company’s plan.

About AGL Resources

AGL Resources (NYSE: ATG), an Atlanta-based energy services holding company, serves 2.2 million customers in six states through its utility subsidiaries - Atlanta Gas Light, Elizabethtown Gas in New Jersey, Virginia Natural Gas, Florida City Gas, Chattanooga Gas, and Elkton Gas in Maryland. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout the East and Midwest. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. AGL Networks, the company's telecommunications subsidiary, owns and operates fiber optic networks in Atlanta and Phoenix. The company also owns and operates Pivotal Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana.

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Forward-Looking Statements

 Certain expectations and projections regarding our future performance referenced in this press release, such as the expected net proceeds from this offering, are forward-looking statements. Forward-looking statements involve matters that are not historical facts, and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "can," "could," "estimate," "expect," "forecast," "future," "indicate," "intend," "may," "outlook," "plan," "predict," "project," "seek," "should," "target," "will," "would," or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions and general economic conditions; and other factors which are described in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake any obligation to update these statements to reflect subsequent changes.

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